UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 29, 2006
XO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30900	54-1983517

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

11111 Sunset Hills Road, Reston, Virginia	20190

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 703-547-2000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
     As previously disclosed, on March 30, 2006 the Equity Purchase Agreement, dated as of November 4, 2005, as amended on March 1, 2006, between XO Communications, Inc., the predecessor company of XO Holdings, Inc. (the “Company”), and Elk Associates LLC, was terminated by mutual agreement of the parties. That agreement had provided for the sale of the Company’s national wireline telecommunications business through the sale of all of the outstanding equity interests in XO Communications, LLC, for cash and the assumption of a portion of the Company’s outstanding senior secured debt.
     The termination of the Equity Purchase Agreement rendered moot the relief originally requested in R 2 Investments v. Carl C. Icahn, et al. (C.A. No. 1862-N), Allegiance Telecom Liquidating Trust v. Carl C. Icahn, et al. (C.A. No. 1877-N) and Donald J. Hillenmeyer, Jr. v. XO Communications, Inc., et al. (C.A. No. 1880-N), the Delaware Chancery Court litigation challenging the sale of the Company’s wireline business as contemplated by such terminated Equity Purchase Agreement (the “Wireline Cases”).
     On June 29, 2006, the plaintiffs in the Wireline Cases (the “Wireline Plaintiffs”) filed a consolidated amended complaint in the Delaware Court of Chancery. Because the consolidated amended complaint refers to certain material that had been designated as confidential under a stipulated protective order entered in the Wireline Cases, the consolidated amended complaint was filed under seal.
     The consolidated amended complaint recasts the Wireline Plaintiffs’ claims of various alleged breaches of fiduciary duty and corporate waste in connection with the proposed transaction as derivative claims. The consolidated amended complaint seeks, on behalf of the Company, damages in the amount of professional fees and expenses incurred in connection with the proposed sale of the wireline business, rescission of a voluntary prepayment of $100 million of amounts outstanding under the Company’s senior secured credit agreement and lost business and business opportunities relating to the uncertainties associated therewith. The Wireline Plaintiffs also claim unspecified damages, interest and costs, including reasonable attorneys’ and experts’ fees in connection with these lawsuits.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006	XO HOLDINGS, INC.

	By:	/s/ Gregory Freiberg

Name: Gregory Freiberg
Title: Senior Vice President and Chief Financial Officer